Exhibit 4.16

SECURITIES PURCHASE AGREEMENT

Dated January 31, 2023

among

Mercurity Fintech Holding Inc.

and

The Purchaser Set Forth on the Signature Page

Section 7.09 Severability	16

Section 7.10 Fees and Expenses	16

Section 7.11 Reserved	16

Section 7.12 Reserved	16

Section 7.13 Termination	16

Section 7.14 Headings	16

Section 7.15 Execution in Counterparts	17

Section 7.16 Reserved	17

Section 7.17 Waiver	17

Section 7.18 Adjustment of Share Numbers	17

Exhibit A Unsecured Convertible Promissory Note

ii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated January 31, 2023  (the  “Effective Date”) is entered into by and among (i) Mercurity Fintech Holding Inc., an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”), and (ii) the Person whose name is set forth on the signature page hereto (the “Purchaser”).

RECITALS

WHEREAS, the Purchaser desires to subscribe for and purchase, and the Company desires to issue and sell, an Unsecured Convertible Promissory Note (the “Note”) in the principal amount of nine million dollars ($9,000,000) pursuant to the terms and conditions set forth in this Agreement and Note, in the form attached hereto as Exhibit A;

WHEREAS, at the election of the holder of the Note, such Note shall be convertible into certain number of ordinary shares of the Company (the “Conversion Shares”), pursuant to the terms and conditions set forth in this Agreement and Note.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, agrees as follows:

ARTICLE I

DEFINITION AND INTERPRETATION

Section 1.01Definition, Interpretation and Rules of Construction

(a)As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Company, nor any of its Subsidiaries shall be considered an Affiliate of the Purchaser. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in the state of New York are required or authorized by law or executive order to be closed.

“Company Fundamental Warranties” means any representations and warranties of the Company contained in Section 4.01(a) to 4.01(j).

“Company SEC Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act and the Securities Act and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, in each case, filed or furnished with the SEC.

“Condition” means any condition to any Party’s obligation to effect the Closing as set forth in Article III, and collectively, the “Conditions.”

“Conversion Shares” means the Ordinary Shares issuable pursuant to the terms of the Notes.

“Convertible Securities” shall have the meaning assigned to such term in the Notes.

“Effective Date” means the date that the initial Registration Statement registering for resale all Conversion Shares has been declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any supranational, national, provincial, state, municipal, local or other government, whether U.S. or any instrumentality, subdivision, administrative agency or commission thereof, court, other governmental authority or regulatory body or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or any self-regulatory agency (including any stock exchange).

“Material Adverse Effect” with respect to a Party means any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on (i) the financial condition, business or operations of such Party and its Subsidiaries taken as a whole, or (ii) the ability of such Party to consummate the transactions contemplated by the Transaction Agreements and to timely perform its obligations hereunder and thereunder; provided that in determining whether a Material Adverse Effect has occurred under clause (i) above, there shall be excluded any events, facts, circumstances or occurrences relating to or arising in connection with (a) changes in generally accepted accounting principles that are generally applicable to comparable companies (to the extent not materially disproportionately affecting such Party and its Subsidiaries), (b) changes in general economic and market conditions and capital market conditions or changes affecting any of the industries in which such Party and its Subsidiaries operate generally (in each case to the extent not materially disproportionately affecting such Party and its Subsidiaries). (c) the announcement or disclosure of this Agreement or any other Transaction Agreement or the consummation of the transactions hereunder or thereunder, or any act or omission required or specifically permitted by this Agreement and/or any other Transaction Agreement, (d) any pandemic (including the COVID-19 pandemic (or any mutation or variation of the underlying virus thereof or related health condition)), earthquake, typhoon, tornado or other natural disaster or similar force majeure event, (e) in the case of the Company, any failure to meet any internal or public projections, forecasts, or guidance, or (f) in the case of the Company, any change in the Company’s stock price or trading volume, in and of itself; provided further that the underlying causes giving rise to or contributing to any such change or failure under sub-clause (e) or (f) shall not be excluded in determining whether a Material Adverse Effect has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of sub-clauses (a) through (d).

“Nasdaq” means The Nasdaq Stock Market.

“Ordinary Shares” means the ordinary shares, par value US$0.00001 per share, in the share capital of the Company.

“Parties” means, collectively, the Company and the Purchaser.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Purchaser Fundamental Warranties” means any representations and warranties of the Purchaser contained in Section 4.02(a) to Section 4.02(e).

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities” means individually or collectively the Notes and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Notes purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount” in immediately available funds. The aggregate “Subscription Amount” shall be $9,000,000.00.

“Subsidiary” of a Party means any organization or entity, whether incorporated or unincorporated, which is controlled by such Party and, for the avoidance of doubt, the Subsidiaries of a Party shall include any variable interest entity over which such Party or any of its Subsidiaries effects control pursuant to contractual arrangements and which is consolidated with such Party in accordance with generally accepted accounting principles applicable to such Party and any Subsidiaries of such variable interest entity.

“Subject Securities” means, collectively, the Note, if applicable, Conversion Shares.

“Transaction Agreements” means, collectively, this Agreement, the Note and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTC Markets (or any successors to any of the foregoing).

(b)Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Bankruptcy and Equity Exception	Section 4.01(b)
Closing	Section 2.02(a)
Closing Date	Section 2.02(a)
Company	Preamble
Company Indemnitees	Section 6.01(b)
Deductible	Section 6.03(a)
Encumbrances	Section 4.01(d)
Indemnified Party	Section 6.02(a)
Indemnifying Party	Section 6.02(a)
Losses	Section 6.01(a)
Per Unit Subscription Amount	Section 2.01
Suscription Amount	Section 2.01
Purchaser	Preamble
Conversion Shares	Section 2.01
Third Party Claim	Section 6.02(b)

(c)In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)The words “Party” and “Parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(ii)When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule or clause, such reference is to an Article, Section, Exhibit, Schedule or clause of this Agreement.

(iii)The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(iv)Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(v)The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(vi)All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(vii)The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(viii)The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(ix)	The term “$” or “US$” means United States Dollars.

(x)The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(xi)References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

(xii)A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(xiii)	References herein to any gender include the other gender.

(xiv)The parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity  or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01Purchase and Sale of Securities.

Upon the terms and subject to the conditions of this Agreement and subject to Applicable Laws, at Closing (as defined below), the Purchaser hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to the Purchaser, the Note in consideration of the Purchaser’s payment of the Subscription Amount as set forth on such Purchaser’s signature page. At the election of the holder of the Note, such Note shall be convertible into certain number of ordinary shares of the Company (the “Conversion Shares”, as defined in the Note) at the Conversion Share Price (as defined in the Note).

Section 2.02Closing.

(a)Closing. Subject to satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of the relevant Conditions, of all the Conditions (other than Conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or, to the extent permissible, waiver of those Conditions at Closing), the closing of the sale and purchase of the Subject Securities pursuant to this Section 2.02(a) (the “Closing”) shall take place remotely by electronic means (i) within ten (10) Business Days after the date on which the Conditions (other than the Conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or, to the extent permissible, waiver of those Conditions at the Closing) are satisfied, or (ii) on any other date as may be agreed by the Purchaser and the Company in writing (the “Closing Date”); provided that the Closing Date shall be no later than February 3, 2023.

(b)	Payment and Delivery. At Closing,

(i)	the Purchaser shall deliver to the Company the Subscription Amount in the

U.S. Dollars set forth on the Purchaser’s signature page pursuant to the wiring instruction set forth below.

Wiring instruction to the Company:

[ ]

(ii)	the Company shall deliver to the Purchaser:

(1)a copy of the duly executed Note to the name of such Purchaser (the original copy of which shall be delivered to the Purchaser as soon as practicable following the Closing Date).

(c)	Restrictive Legend. The Note shall bear the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHIN THE UNITED STATES IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR TO ANY “U.S. PERSON,” AS SUCH TERM IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING ACQUISITION OF THE SECURITY BY THE HOLDER THEREOF. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

ARTICLE III

CONDITIONS TO CLOSING

Section 3.01Conditions to Obligations of All Parties.

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, order or decree (in each case, whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by the Transaction Agreements.

(b)No action, suit, proceeding or investigation shall have been instituted or threatened by a Governmental Authority or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by the Transaction Agreements.

Section 3.02 Conditions to Obligations of Purchaser. The obligations of the Purchaser to subscribe for, purchase and pay for the Subject Securities as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by such Purchaser in its sole discretion:

(a)The Company Fundamental Warranties shall have been true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date). Other representations and warranties of the Company contained in Section 4.01 of this Agreement shall have been true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar qualifications, true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date).

(b)The Company shall have duly executed and delivered or shall have caused to be duly executed and delivered each Transaction Agreement to which it is a party to the Purchaser at or prior to Closing.

Section 3.03 Conditions to Obligations of the Company. The obligations of the Company to issue and sell the Subject Securities to the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions with respect to such Purchaser, any of which may be waived in writing by the Company in its sole discretion:

(a)The Purchaser Fundamental Warranties shall have been true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date). Other representations and warranties of the Purchaser contained in Section 4.02 of this Agreement shall have been true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar qualifications, true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date).

(b)The Purchaser shall have performed and complied with all, and not be in breach or default under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date, including making the payments of the Subscription Amount to the Company.

(c)The Purchaser shall have duly executed and delivered each Transaction Agreement to which it is a party to the Company at or prior to Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth in the Company SEC Documents:

(a)Due Formation. The Company is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(b)Authority; Valid Agreement. The Company has all requisite legal power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each other agreement, certificate, document and instrument to be executed by the Company pursuant to this Agreement and each other Transaction Agreement. The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement to which it is a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and each other Transaction Agreement to which it is a party will be duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the relevant Purchaser(s), constitutes (or, when executed and delivered in accordance herewith will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar law affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exception”).

(c)Capitalization. The authorized capital stock of the Company is US$250,000 divided into 25,000,000,000 Ordinary Shares with a par value of US$0.00001 each. All issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable, are free of preemptive rights, were issued in compliance with applicable U.S. and other applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal, or similar right.

(d)Valid Issuance. The Subject Securities have been duly and validly authorized for issuance by the Company. The Ordinary Shares that will be issued upon exercise of the Note pursuant to the terms therein (the “Convertible Shares”), when issued and delivered by the Company to the Purchaser and registered in the register of members of the Company will (i) be duly and validly issued, fully paid and non-assessable, (ii) rank pari passu with, and carry the same rights in all respects as, the other Ordinary Shares then in issue, (iii) be entitled to all dividends and other distributions declared, paid or made thereon, and (iv) free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or as disclosed in the Company SEC Documents or created by virtue of the transactions under this Agreement (collectively, the “Encumbrances”).

(e)Non-contravention. None of the execution and the delivery of this Agreement and other Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate  any  provision  of the  organizational  documents of  the  Company,  (ii) violate  any  constitution,  statute, regulation,  rule,  injunction,  judgment,  order,  decree,  ruling,  charge,  or  other  restriction  of  any  government, governmental entity or court to which the Company is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of any Encumbrances under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Company’s or any of its Subsidiaries’ assets are subject, except, in the case of (ii) and (iii) above, for such conflicts, breach, defaults, rights or violations, which would not reasonably be expected to result in a Material Adverse Effect. There is no action, suit or proceeding, pending or, to the knowledge of the Company, threatened against the Company that questions the validity of the Transaction Agreements or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.

(f)Consents and Approvals. None of the execution and delivery by the Company of this Agreement or any Transaction Agreement, nor the consummation by the Company of any of the transactions contemplated hereby or thereby, nor the performance by the Company of this Agreement or other Transaction Agreements in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date and except for any filing or notification required to made with the SEC or the Nasdaq regarding the issuance of the Subject Securities.

(g)	Reserved.

(h)Litigation. Except as disclosed in the Company SEC Documents and to the knowledge of the Company there are no pending or threatened actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings before or by any Governmental Authority or by any other person against the Company or any of its Subsidiaries, which would, individually or in the aggregate, have a Material Adverse Effect.

(i)	Reserved.

(j)No Additional Representations. The Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Purchaser in accordance with the terms thereof.

Section 4.02 Representations and Warranties of The Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Dates to the Company as follows (unless as of a specific date therein):

(a)Organization; Authority. The Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Agreements and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Agreements and performance by the Purchaser of the transactions contemplated by the Transaction Agreements have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Purchaser. Each Transaction Agreement to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)Own Account. The Purchaser is acquiring the Subject Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Subject Securities (this representation and warranty not limiting the Purchaser’s right to sell the Subject Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). The Purchaser is acquiring the Subject Securities hereunder in the ordinary course of its business.

(c)Purchaser Status. Such Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S. Such Purchaser has not been subject to any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act in connection with its execution of this Agreement. At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, either: (i) an “accredited investor” as defined in Rule 501 under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(d)Experience of The Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Subject Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Subject Securities and, at the present time, is able to afford a complete loss of such investment.

(e)Access to Information. The Purchaser acknowledges that it has had the opportunity to review the Transaction Agreements (including all exhibits and schedules thereto) and the Company SEC Documents and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Subject Securities and the merits and risks of investing in the Subject Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

ARTICLE V

OTHER AGREEMENTS OF THE PARTIES

Section 5.01 Reserved.

Section 5.02 Distribution Compliance Period. The Purchaser agrees not  to resell, pledge or transfer any of its Note and/or Conversion Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the forty (40) days following its Closing Date.

Section 5.03 Further Assurances. From the date of this Agreement until the Closing Date, the Company and such Purchaser shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby with respect to such Purchaser.

Section 5.04 Reservation of Shares. The Company currently does not have sufficient number of duly authorized Ordinary Shares to comply with its obligations to issue the Conversion Shares pursuant to the terms of the Transaction Agreements. However, subject to the terms and conditions of the Note, the Company shall use its best efforts to cause its authorized share capital increase to allow the full conversion of the Note and exercise of the warrants issuable upon conversion of the Note by further amending its current and effective amended and restated memorandum and articles of association (the “Charter Documents”) prior to the commencement of the First Election Period (as defined in the Note).

Section 5.05 Reserved.

Section 5.06 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

Section 5.07 Securities Laws Disclosure; Publicity. Within the time required by the Exchange Act, the Company shall file a Current Report on Form 6-K, including the Transaction Agreements as exhibits thereto, with the SEC.

Section 5.08 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other Person acting on its behalf, will provide the Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information.

ARTICLE VI

INDEMNIFICATION

Section 6.01Indemnification.

(a)Indemnification by the Company. From and after the Closing Date and subject to Section 6.03, the Company shall indemnify and hold the Purchaser harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, cost and expenses, including but not limited to any investigative, legal and other expenses (collectively, “Losses”) incurred by such Purchaser as a result of or arising out of: (i) breach of any representation or warranty of the Company contained in Section 4.01; or (ii) violation or nonperformance, partial or total, of any covenant or agreement of the Company contained in this Agreement.

(b)Indemnification by the Purchaser. From and after the Closing Date and subject to Section 6.03, the Purchaser shall indemnify and hold the Company, its Affiliates and their respective directors, officers, agents, successors and assigns (the “Company Indemnitees”) harmless from and against any Losses incurred by any Company Indemnitee as a result of or arising out of: (i) breach of any representation or warranty of such Purchaser contained in Section 4.02; or (ii) violation or nonperformance, partial or total, of any covenant or agreement of such Purchaser contained in this Agreement.

(c)The amount of any and all Losses under this Article VI shall be determined net of any insurance or other indemnification proceeds received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and any increased insurance costs resulting from such claim, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time, and only after first applying any available insurance to the portion of a Loss that is not indemnified hereunder.

Section 6.02Procedures Relating to Indemnification.

(a)Any party seeking indemnification under Section 6.01 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the factual basis of the claim to the extent known by the Indemnified Party, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

(b)If an Indemnified Party shall receive notice of any claim or demand asserted by a third party (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article VI, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided that that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s expense. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly  or  indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

Section 6.03Limitation on Liability. Absent fraud, intentional misrepresentation or willful breach:

(a)In no event shall any Indemnified Party be entitled to indemnification for any Losses arising from a claim for indemnification pursuant to Section 6.01(a)(i) (other than Company Fundamental Warranties) or 6.01(b)(i) (other than Purchaser Fundamental Warranties) unless and until the aggregate amount of all Losses suffered or incurred by the Indemnified Party thereunder exceeds five percent (5%) of the Subscription Amount (in the event the Indemnified Party is a Company Indemnitee) or five percent (5%) of the Subscription Amount (in the event the Indemnified Party is a Purchaser), as applicable (the “Deductible”), in which case the Indemnifying Party shall be liable only for Losses in excess of the Deductible.

(b)the maximum aggregate liabilities of the Indemnifying Party in respect of Losses suffered by the Indemnified Parties pursuant to Section 6.01(a)(i) (other than Company Fundamental Warranties) or 6.01(b)(i) (other than Purchaser Fundamental Warranties) shall not in any event be greater than the Subscription Amount (in the event the Indemnified Party is a Purchaser) or the Subscription Amount (in the event the Indemnified Party is a Company Indemnitee), as applicable.

(c)	Reserved.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Venue. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Agreements (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts sitting in the Borough of Manhattan, New York, New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan, New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Agreements), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

Section 7.02 Governing Law. This Agreement and all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the State of New York to the rights and duties of the Parties hereunder.

Section 7.03 No Third Party Beneficiaries. A person who is not a party to this Agreement has no right to enforce any term of this Agreement.

Section 7.04 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 7.05 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 7.06 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned, as between the Purchaser and the Company, without the express written consent of such Purchaser and the Company. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 7.07 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

If to the Company:

Mercurity Fintech Holding Inc.

Address:	Room 1215, FIYTA Technology Building, Gaoxin South, Road One, Nanshan District, Shenzhen, 518000, Guangdong Province, People’s Republic of China
Email:	qbit@mercurityfintech.com
Attention:	Shi Qiu

With a copy to the Company’s Counsel at (which shall not constitute notice):

Address:	1185 Avenue of the Americas, 31st Floor, New York, New York 10036
Email:	hlou@SRF.LAW
Attention:	Huan Lou

If to the Purchaser(s): see the Purchaser’s signature page.

Any Party may change its address for purposes of this Section 7.07 by giving the other Parties hereto written notice of the new address in the manner set forth above. For the avoidance of doubt, only notice delivered to the address and person of the Parties to this Agreement shall constitute effective notice to such Party for the purposes of this Agreement.

Section 7.08 Entire Agreement. This Agreement and the other Transaction Agreements including the schedules and exhibits hereto and thereto constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby and thereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby and thereby are merged and superseded by this Agreement and the other Transaction Agreements.

Section 7.09 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 7.10 Fees and Expenses. The expenses incurred in connection with the negotiation, preparation and execution of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby, including fees and expenses of attorneys, accountants, consultants and financial advisors, shall be the responsibility of the Party incurring such expenses.

Section 7.11Reserved.

Section 7.12Reserved.

Section 7.13Termination.

(a)This Agreement shall automatically terminate as between the Company and the Purchaser upon the earliest to occur of:

(i)the written consent of each of the Company and such Purchaser; or

(ii)by the Company or such Purchaser in the event that any Governmental Authority shall have issued a judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Agreements and such judgment or other action shall have become final and non-appealable.

(b)Upon the termination of this Agreement, this Agreement will have no further force or effect, except for the provisions of Sections 7.02 and 7.07 hereof, which shall survive any termination under this Section 7.13; provided that neither the Company nor the Purchaser shall be relieved or released from any liabilities or damages arising out of (i) fraud or (ii) any breach of this Agreement prior to such termination.

Section 7.14 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 7.15 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 7.16 Reserved.

Section 7.17 Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

Section 7.18 Adjustment of Share Numbers. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the ordinary shares, including the Conversion Shares referred to in this Agreement, then, in any such event, the numbers and types of shares referred to in this Agreement shall be equitably adjusted as appropriate to the number and types of shares of such stock that a holder of such number of shares of such stock would own or be entitled to receive as a result of such event of such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

Mercurity Fintech Holding Inc.

By:
Name:	Shi Qiu
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

UNSECURED CONVERTIBLE PROMISSORY NOTE

THIS UNSECURED CONVERTIBLE PROMISSORY NOTE (“NOTE”) AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

MERCURITY FINTECH HOLDING INC.

UNSECURED CONVERTIBLE PROMISSORY NOTE

PRINCIPAL AMOUNT: U.S. $9,000,000.00ISSUANCE DATE: January [_31_], 2023

1.Principal and Interest.

1.1Mercurity Fintech Holding Inc., an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”), for value received, hereby promises to pay to the order of [ ] (the “Holder”) the principal amount of U.S. $9,000,000.00 (Nine Million Dollars and Zero Cents) and the accrued and unpaid interest pursuant to the terms and conditions set forth herein. This Unsecured Convertible Promissory Note (the “Note”) shall bear non-compounding interest at a rate per annum equal to 5% (five percent) from the date of issuance until repayment of the Note unless the Note is converted into ordinary shares of the Company pursuant to Section 2 hereof. Interest on this Note shall be computed on the basis of a 365-day year and actual days elapsed. Interest accrued on this Note shall be payable in arrears on the Maturity Date (as defined below) of this Note and shall be forgiven and waived by the Holder upon conversion of the Note.

1.2Unless the Note is converted pursuant to Section 2, the outstanding principal amount of and all accrued but unpaid interest on this Note shall be due and payable on the one-year anniversary of the Issuance Date, January [_31_], 2024 (the “Maturity Date”); provided, that if the Maturity Date is not a business day, the Maturity Date shall be the preceding business day. The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Holder in any action brought to enforce the terms of this Note.

1.3Upon conversion or repayment of this Note as provided herein, this Note shall be terminated and the Holder shall surrender the Note to the Company for cancellation.

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1.4This Note may be prepaid by  the Company  at any  time prior to the Maturity Date without the written consent of the Holder.

1.5From and after the occurrence of any Event of Default (as defined below), and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Note shall bear interest at a per annum rate of 10% (ten percent). In no event shall the interest payable under this Note at any time exceed the maximum rate permitted by law.

1.6Prior to the commencement of the First Election Period, the Company shall use its best efforts to cause its authorized share capital increase to allow the full conversion of the Note pursuant to Section 2 and complete exercise of the Warrants by further amending its current and effective amended and restated memorandum and articles of association (the “Charter Documents”).

2.	Conversion.

2.1Conversion Election. Prior to repayment of the Note, the Holder may, in its sole discretion, elect to convert this Note during two select periods before the Maturity Date, including the fifteen day period preceding the calendar date six months after the date of issuance of the Note (the “First Election Period”), as well as the fifteen day period preceding the Maturity Date (the “Second Election Period”). During each the First Election Period and Second Election Period, the conversion of this Note shall be effective upon the date of the notice of such election (“Conversion Election”), the entire then outstanding principal balance as of the date of such notice (in accordance with Section 2.2(a)), excluding any and all accrued but unpaid interest on the Note as of the date of such notice (the “Conversion Amount”) shall be converted into fully paid and non-assessable ordinary shares of the Company (“Conversion Shares”) at a per share conversion price equal to $[ 0.62 ], 70% (seventy percent) of the average closing price of the American Depositary Receipts (the “ADRs,” each representing three hundred and sixty (360) Ordinary Shares) divided by three hundred and sixty (360) during the thirty (30)-consecutive trading day period immediately preceding the date of the Securities Purchase Agreement (the “Conversion Share Price”). Any Conversion Election by the Holder will be made in writing delivered to the Company pursuant to this section and in accordance with the conversion notice (the “Conversion Notice”) attached herein as Exhibit B.

2.2Conversion Procedures. In case of a Conversion Election, the Parties are obliged to execute the conversion according to the following provisions (“Execution of Conversion”).

(a)To effect the Execution of Conversion, the Company is obliged to induce all necessary and required actions to enable the Company’s shareholders (“Shareholders”)  to resolve in course of an extraordinary shareholders’ meeting to approve a share capital increase of the Company (including the necessary changes of the Charter Documents), by which Conversion Shares (as new shares) in the Company may be issuable upon Conversion (“Conversion Share Capital Increase”).

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(b)Conversion Shares Issuable Upon Conversion. The number of Conversion Shares pursuant to Section 2 shall be determined by the quotient obtained by dividing the outstanding principal amount of this Note by the Conversion Share Price.

(c)Delivery of Certificate Upon Conversion. Not later than three (3) business days after the Conversion Election, the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares being acquired upon the conversion of this Note, in whole or in part.

2.3Payment of Accrued Interest. In the event that the Holder converts the Conversion Amount, which necessarily equates to the entire outstanding principal balance, then the Company shall not be obligated to repay any portion of the accrued but unpaid interest on this Note.

2.4No Fractional Shares. No fractional shares of ordinary shares shall be issued upon conversion of this Note. In lieu of such fractional shares, the Company shall round up the fractional share to the nearest whole number issuable to the Holder.

3.Events of Default. If there shall be any Event of Default (as defined below) this Note shall accelerate and the entire principal amount of and all accrued but unpaid interest on this Note shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”: (a) the Company fails to pay timely any of the principal amount of or any accrued interest or other amounts due under this Note on the date the same becomes due and payable; (b) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or (c) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within ninety (90) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company).

4.Warrant Shares. The Company shall, on the Trading Day following a Conversion Election, issue a warrant in the form attached as exhibit A to this Note (the “Warrant”), which shall enable the Holder to purchase the amount of Warrant Shares (as defined in the Warrant) equivalent to the amount of Conversion Shares at the exercise price of the Conversion Share Price. For avoidance of doubt, the Company shall not be obligated to issue any Warrant if the Holder fails to convert the Note pursuant to Section 2 within one of the Election Periods.

5.Assignment. Subject to the restrictions on transfer described in Section 6 hereof, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. Effective upon any such assignment, any party to whom such rights, interests and obligations were assigned by the Holder shall have all of the Holder’s rights, interests and obligations hereunder as if such party were the original Holder of this Note.

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6.Amendments and Waivers. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only as mutually agreed by the Company and the Holder in writing. Any amendment or waiver so effected shall be binding upon each holder of this Note (including securities into which this Note has been converted), each future holder of all such securities and the Company.

7.Transfer. This Note shall not be assigned or transferred by the Holder without the written consent of the Company (which shall not be unreasonably withheld or delayed);  provided, that any assignment by the Holder of this Note to an Affiliate (as defined below) of the Holder shall not require the consent of the Company provided, further, that any assignment by the Holder of this Note shall be in compliance with applicable federal and state securities laws. This Note so transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with federal and state securities laws, unless the Company determines that such legend is not required in order to ensure compliance with such federal and state securities laws.

For the purposes of this section 7, “Affiliate” shall mean any direct or indirect, current or future subsidiary of the Holder, or any other entity which is controlled by the Holder or  which controls Holder. The term “control” as used herein shall mean possession, directly or indirectly of at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation), or the power to direct or cause the direction of the management or policies of an entity whether through ownership of securities, by contract or otherwise.

8.Recapitalization. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the ordinary shares, including without limitation the Conversion Shares and Warrant Shares referred to herein, then, in any such event, the numbers and types of shares and Conversion Share Price shall be equitably adjusted as appropriate to the number and types of shares of such stock that a holder of such number of shares of such stock would own or be entitled to receive as a result of such event of such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

9.Notices. Any notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or

(iv)one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices and communications shall be sent to the respective parties at the following addresses:

To the Company:	At the address listed on the Securities Purchase Agreement.

To Holder:	At the address listed on the Securities Purchase Agreement.

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10.No Stockholder Rights. This Note shall not confer upon the Holder any rights as a shareholder of the Company, including, without limitation, the right to vote, consent or receive notice as a shareholder in respect of actions or meetings of shareholders, or the right to receive dividends, unless and until this Note has been fully converted.

11.Governing Law; Venue. This Note shall be governed by and construed under the laws of the State of New York. With respect to any disputes arising out of or related to this Note, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in New York County in the State of New York.

12.Charges, Taxes and Expenses. The issuance of the Conversion Shares upon the conversion of this Note shall be made without charge to the Holder (irrespective of the provisions in Section 2) for any issue or other incidental expense in respect of the issuance of such Conversion Shares, all of which expenses (in particular all notarization costs relating to the capital increase) shall be paid by the Company.

13.Loss, Theft or Destruction of Note. Upon receipt by the Company  of evidence reasonably satisfactory to it of the  loss, theft or destruction of this Note and of indemnity or security reasonably satisfactory to it, the Company shall issue and deliver, in lieu of this Note, a new Note which shall carry the same rights to interest carried by this Note, stating that such new Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successors hereto) and dated as of such cancellation.

14.Usury. This Note is hereby expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to the Holder hereunder exceed that permissible under applicable law. If at any time the performance of any provision of this Note involves a payment exceeding the limit that may be validly charged under applicable law, then the obligation to be performed shall be automatically reduced to such limit.

15.Titles and Subtitles. The titles and subtitles used herein are used for convenience only and are not to be considered in construing or interpreting this Note.

16.Severability. If any provision of this Note is held to be illegal or unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[remainder of this page left intentionally blank]

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

MERCURITY FINTECH HOLDING INC.

By	/s/

Name:	Shi Qiu
Title:	Chief Executive Officer

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EXHIIBIT A

Form of Warrant

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Exhibit A

Warrant No.: []

Date of Issuance: [                ], [           ] (the “Issuance Date”)

WARRANT TO PURCHASE

ORDINARY SHARES

OF

MERCURITY FINTECH HOLDING INC.

This Warrant (the “Warrant”) certifies that, for value received, [ ] and/or such entity that such person may designate in accordance with the Unsecured Convertible Promissory Note (as defined below) shall collectively be referred to as the “Holder”) is entitled to purchase [TBD] ordinary shares, with par value US$0.00001 per share (the “Ordinary Shares”) of Mercurity Fintech Holding Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), on the terms set forth herein.

This Warrant is issued pursuant to an Unsecured Convertible Promissory Note issued to the Holder (the “Note”) dated as of February 2, 2023 and a securities purchase agreement (the “SPA”) entered into by and between the Company and the Holder. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Note.

1.Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the Company hereby grants the Holder the right to purchase from the Company up to [] Ordinary Shares (the “Warrant Shares”), equivalent to the amount of Conversion Shares (as defined in the Note), upon the date of said Conversion Election (as defined in the Note). The exercise price of the Warrant Shares shall be equivalent to the Conversion Share Price (as defined in the Note) of the applicable Conversion Election.

2.	Exercise.

(a)Exercise Price. Unless otherwise mutually agreed by the Holder and the Company, and subject to adjustments and conditions as provided herein, the per share purchase price for the Warrant Shares shall be US$ $0.00172 per ordinary share, equivalent to the Conversion Share Price (as defined in the Note) of the applicable Conversion Election (as defined in the Note) and subject to adjustments specified in Section 4 of this Warrant (the “Exercise Price”).

Notwithstanding any adjustment made in accordance with this Warrant or anything to the contrary in this Warrant, the aggregate Exercise Price shall in no event be less than the aggregate par value of the Warrant Shares at the time of exercise (the “Minimum Consideration”).

(b)Exercise Period. Unless otherwise agreed by the Holder and the Company, this Warrant is exercisable up to three (3) years after the Issuance Date as set forth above. For the purpose of this Warrant, “Trading Day” shall mean a day on which trading in the Ordinary Shares or ADRs generally occurs on the Nasdaq or, if the Ordinary Shares or ADRs are not then listed on the

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Nasdaq, on other principal U.S. national or regional securities exchange on which the Ordinary Shares or ADRs are then listed or, if the Ordinary Shares or ADRs are not then listed on a U.S. national or regional securities exchange, on other principal market on which the Ordinary Shares or ADRs are then traded; provided that if the Ordinary Shares or ADRs are not so listed or traded, “Trading Day” means a Business Day.

(c)Form of Payment. Subject to Section 2(a), the aggregate Exercise Price for the Warrant Shares may be settled no later than the close of business on the fifth (5th) Business Day following the receipt of the Notice of Exercise (as defined below) by the Company from the Holder, by wire transfer of immediately available funds in U.S. dollars to such bank account designated in writing by the Company.

(d)Issuance of Certificates; Acknowledgement. The exercise of this Warrant shall be effected by the delivery of this Warrant, together with a duly executed copy of the Notice of Exercise in the form attached hereto as Exhibit A.1, to the Company (the “Notice of Exercise”) and the payment of the Exercise price in accordance with Section 2(c). The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date the aggregate Exercise Price for the Warrant Shares is paid to the Company. The Company shall deliver to the Holder within five (5) Business Days after its receipt of the executed Notice of Exercise: (i) a duly executed share certificate representing the Warrant Shares, and (ii) a certified true copy of the updated register of members of the Company reflecting the Holder’s ownership of the Warrant Shares, provided, however, that the aggregate Exercise Price shall be paid in accordance with Section 2(c).

3.Reservation of Shares. After the increase of the Company’s share capital as set forth in the SPA, the Company may agree that all Warrant Shares which may be issued upon the exercise hereof will, upon issuance and after payment of the aggregate Exercise Price in accordance with Section 2(c), be duly authorized, validly issued, fully paid and non-assessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof, except as provided under Applicable Laws, this Warrant and the memorandum and articles of association of the Company then in effect. Subject to the increase of the Company’s share capital as set forth in the SPA, the Company will use its best efforts to, at all times during the Exercise Period, have authorized and reserved a sufficient number of Ordinary Shares to provide for the exercise of this Warrant.

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4.Adjustment of Exercise Price and Warrant. The Exercise Price and/or Warrant shall be subject to adjustment from time to time as follows:

(a)

Share Splits, Share Subdivisions, Dividends or Combinations. In the event the Company shall at any time, or from time to time, effect a split or subdivision of the outstanding Ordinary Shares, the Exercise Price of this Warrant shall be proportionally decreased and the number of Ordinary Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) shall be proportionally increased to reflect any such share split or subdivision of the Ordinary Shares. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Exercise Price of this Warrant shall be proportionally increased and the number of Ordinary Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) shall be proportionally decreased to reflect any such combination of the Ordinary Shares. Any adjustment under this paragraph shall become effective at the close of business on the date the share split, subdivision or combination becomes effective.

(b)

Dividends or Distributions of Shares or Other Securities or Property. In the event the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Ordinary Shares (or any shares or other securities at the time issuable upon exercise of this Warrant) payable in (i) shares or other securities of the Company; or (ii) assets (excluding cash dividends paid or payable solely out of retained earnings), then, in each such case, the Holder on exercise hereof at any time after the consummation, effective date or record date of such dividend or other distribution, shall not be entitled to receive, in addition to the Ordinary Shares (or such other shares or securities) issuable on such exercise prior to such date, the additional shares or other securities of the Company or such other assets during such period giving effect to all adjustments called for by this Section 4(b).

(c)

Reclassification. If the Company, by reclassification of shares or otherwise, shall change any of the shares as to which purchase rights under this Warrant exist into the same or a different number of shares of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of shares as would have been issuable as the result of such change with respect to the shares that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be equitably adjusted, all subject to further adjustment as provided in this Section 4.

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(d)

Capital Reorganization, Merger or Consolidation. In case of any reorganization of the share capital of the Company (other than a combination, reclassification or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or the sale or transfer of all or substantially all the assets of the Company then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder shall thereafter be entitled to receive, upon exercise of this Warrant, during the period specified herein and upon payment in accordance with Section 2(c), the number of shares or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4(d) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers of the shares or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustment (as determined in good faith by the Company’s board of directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(e)

Notice of Adjustment. The Company shall promptly give the Holder of this Warrant written notice of each adjustment or readjustment of the Exercise Price or the number of Warrant Shares or other securities issuable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

5.Transfers of Warrant. This Warrant and all rights and obligations hereunder may not be transferred or assigned in whole or in part by the Holder (subject to compliance with the Securities Act, other applicable securities laws and constitutional documents of the Company) without the prior written consent of the Company.

6.Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the event of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the event of any such mutilation upon surrender and cancellation of such Warrant, the Company will execute and deliver a new Warrant of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

7.Amendment and Waiver. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

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8.Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and permitted assigns.

9.Notices. Any notice required or permitted pursuant to this Warrant shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the Company or Holder, as applicable, given in accordance with this Section 9). Where such notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre- paying and sending by next-day or second-day service through an internationally- recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as provided above.

If notice to the Company:

Mercurity Fintech Holding Inc.

Address:	Room 1215, FIYTA Technology Building, Gaoxin South, Road One, Nanshan District, Shenzhen, 518000, Guangdong Province, People’s Republic of China
Email:	qbit@mercurityfintech.com
Attention:	Shi Qiu

With a copy to the Company’s Counsel at (which shall not constitute notice):
Address:	1185 Avenue of the Americas, 31st Floor, New York, New York 10036
Email:	hlou@SRF.LAW
Attention:	Huan Lou

If notice to the Holder: see the Note

10.Headings. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

11.Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule thereof.

12.Venue. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant and any other Transaction Agreements (whether  brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts sitting in the Borough of Manhattan,  New  York,  New  York.  Each  Party  hereby  irrevocably  submits  to  the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan, New York, New York for the adjudication of any dispute hereunder or in connection

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herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Agreements), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

13.Interpretation. For all purposes of this Warrant, except as otherwise expressly provided, (i) the term “or” is not exclusive; (ii) the terms defined herein and any capitalized terms used herein without definition shall include the plural as well as the singular, (ii) unless otherwise provided for, all references in this Warrant to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Warrant, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Warrant as a whole and not to any particular Section or other subdivision, and (vi) “include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the expression “without limitation”.

14.No Presumption. The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Warrant against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Warrant, no presumption or burden of proof or persuasion will be implied because this Warrant was prepared by or at the request of any party or its counsel.

15.Counterparts. This Warrant may be executed in two or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

16.Severability. If one or more provisions of this Warrant are held to be unenforceable under any applicable law, such provision shall be excluded from this Warrant and the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17.Entire Agreement. This Agreement together with the other instruments and agreements referenced herein constitutes the entire agreement between the Parties with respect to the subject matter hereof.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the Company caused this Warrant to be executed by a director thereunto duly authorized.

COMPANY

Mercurity Fintech Holding Inc.

By
Name:	Shi Qiu
Title:	Chief Executive Officer

[Signature Page to Warrant]

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